Exhibit 10.3

Execution Version

Soluna Holdings, Inc.

September 12, 2025

Generate Strategic Credit Master Fund I-A, L.P.

c/o Generate Capital, PBC

560 Davis St, Suite 250
San Francisco, CA 94111

Re:	Board Observation Rights

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented, or otherwise amended from time to time, the “Credit Agreement”), among Soluna DVSL ComputeCo, LLC, a Delaware limited liability company, Soluna DVSL II ComputeCo, LLC, a Delaware limited liability company, Soluna KK I ComputeCo LLC, a Delaware limited liability company, Soluna DV Services, LLC, a Nevada limited liability company, Soluna KK Energy ServiceCo, LLC, a Nevada limited liability company, the financial institutions from time to time party hereto as lenders, Generate Lending, LLC, as administrative agent for the Lenders, and Generate Lending, LLC, as collateral agent for the Lenders. Capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

Each of the undersigned hereby agree as follows:

1. So long as any Commitments are outstanding and until all Obligations shall have been paid in full, the Lender shall be entitled to designate one (1) non-voting observer (the “Observer”) to the Board of Directors (the “Board”) of Soluna Holdings Inc. (the “Company”) to attend all meetings of the Board, which Observer shall initially be Ryan Miller or such other employee of the Lender designated by the Lender (including in the event any designee is unable to serve, or no longer serves, as the Observer for any reason), provided that the Observer may not be changed more than once per calendar year without the consent of the Borrowers (except that no consent shall be required if the change is due to the prior Observer’s death, disability, or termination of employment with the Observer or its Affiliates). Notwithstanding anything herein to the contrary, each of the following committees of the Board shall have the absolute and sole right, in its discretion, to exclude the Observer from attending any meeting, or portion thereof, of such committee: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

2. The Board shall provide the Observer the same prior notice given to each member of the Board in a manner permitted by the Organizational Documents for notice to directors, of the time and place of any proposed meeting, provided, however, that the Observer shall enter into a customary confidentiality agreement with the Company pursuant to which the Observer will agree to hold in confidence all documents or materials provided to the Observer, on terms satisfactory to the Company, before being granted the rights contained herein. The Observer shall also agree to adhere to all applicable Board policies, including, without limitation, the Company’s Insider Trading Policy. The Observer will be entitled to be present in person or by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other, but the presence of the Observer shall not be required for purposes of establishing a quorum. Notwithstanding anything herein to the contrary, the Company may withhold information or materials from the Observer or exclude the Observer from any meeting or portion thereof if the Board determines, acting in good faith, that (i) access to such information or materials or attendance at such meeting (or portion thereof) would adversely affect the attorney-client or work product privilege between the Company and its counsel (provided that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); (ii) such information, materials or discussion relates to the Company’s (or its Affiliates’) relationship, contractual or otherwise, with the Lender (or its Affiliates) or any actual or potential transactions between or involving the Company or its Affiliates and the Lender or its Affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which the Company or any of its Affiliates is a party or otherwise bound with any other person; or (iv) the Observer or the Lender (or its Affiliates) is in breach of the Transaction Documents or the Company’s policies applicable to the Lender or the Observer and such breach remains uncured.

3. If the Observer becomes aware of a conflict of interest between the Lender or the Observer (or their respective Affiliates) and the Company (or its Affiliates), the Observer shall recuse themselves from any Board or committee discussion of such matter.

4. This letter agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever. The rights and obligations arising under this letter agreement may not be assigned by the Lender without the prior written consent of the Company.

5. This letter agreement shall terminate and be of no further force or effect with respect to the Lender at such time as the Lender ceases to be entitled to designate an Observer pursuant to Section 1.

[Signature page follows]

SOLUNA HOLDINGS, INC.

By:	/s/ John Belizaire
Name:	John Belizaire
Title:	Chief Executive Officer

[Signature Page to Board Observer Rights Letter]

ACCEPTED AND AGREED AS OF THE

DATE FIRST SET FORTH ABOVE

GENERATE STRATEGIC CREDIT MASTER FUND I-A, L.P.

By:	/s/ Scott Gosselink
Name:	Scott Gosselink
Title:	Authorized Signatory

[Signature Page to Board Observer Rights Letter]